UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 5, 2013

KID BRANDS, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-8681	22-1815337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Meadowlands Plaza, 8th Floor, East Rutherford, New Jersey		07073
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2013, Richard F. Schaub, Jr., by mutual agreement with LaJobi, Inc. (“LaJobi”), a wholly-owned subsidiary of Kid Brands, Inc. (the “Company”), resigned his position as LaJobi’s President, and from his position as an officer and/or director of any other affiliate of the Company.

In connection with his departure, on December 5, 2013, LaJobi entered into a Consulting Agreement (the “Agreement”) with Mr. Schaub. Pursuant to the terms of the Agreement, from December 5, 2013 until January 3, 2014 (the “Transition Period”), Mr. Schaub will remain employed by LaJobi as a senior business advisor and from January 4, 2014 until May 5, 2014 (the “Consulting Period”), Mr. Schaub will become a consultant to LaJobi, but will no longer be an employee of the Company, LaJobi, or any affiliate of the Company. During both the Transition Period and the Consulting Period, Mr. Schaub will support LaJobi in sales, marketing and customer relations services and will report to the Company’s President and Chief Executive Officer.

During the Transition Period, Mr. Schaub shall be compensated at his current base salary rate of $31,250 per month, pro rated in the case of partial months, and shall continue to participate in LaJobi’s benefit plans, which are available to employees generally, to the same extent as prior to the termination of his position as President of LaJobi. During the Consulting Period, Mr. Schaub shall continue to be compensated at the same monthly rate, pro rated in the case of partial months.

Mr. Schaub may remain on LaJobi’s medical/dental insurance plans pursuant to COBRA during the Consulting Period, and the parties will share the expenses thereof in the same manner as during Mr. Schaub’s employment (with the value of the benefit for the COBRA costs provided by LaJobi to Mr. Schaub being approximately $936 per month). During the Transition Period, any outstanding equity awards will continue to vest in accordance with their terms and any equity awards which are vested on January 3, 2014 will continue to be exercisable in accordance with the original terms of such awards. All unvested equity at such time shall be forfeited.

The Agreement will automatically terminate in the event Mr. Schaub commences full-time employment with a third party during the Consulting Period. During the Consulting Period, Mr. Schaub may pursue other professional relationships, provided that LaJobi shall be entitled to offset compensation under the Agreement with other professional income received by Mr. Schaub during the Consulting Period. The Agreement provides that Mr. Schaub shall not be required to provide services during the Consulting Period in excess of 10 hours per week. The Agreement contains a non-solicitation agreement during the Consulting Period and for a period of twelve months thereafter, and also contains customary confidentiality and mutual release provisions. LaJobi has agreed to reimburse Mr. Schaub for legal expenses incurred in connection with the negotiation of the Agreement, up to a maximum of $2,000.

Section 8 — Other Events

Item 8.01 Other Events.

As of December 5, 2013, Keith Kotel assumed the position of President of LaJobi. Since July of 2013, Mr. Kotel has served as LaJobi’s Vice President-Product Management and Merchandising. For over eight years prior thereto, he served as Vice President of Product Development Sourcing and Merchandising for Jo-Ann Stores, Inc. Mr. Kotel, a seasoned executive experienced in product development and management, supply chain, merchandising and marketing, has also served, among other positions, as Divisional Merchandise Manager of Weathervane; Sr. Merchandise Manager at Land’s End; and Merchandiser at Abercrombie and Fitch.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2013	KID BRANDS, INC.

	By:	/s/ Jodie Simon Friedman
Name: Jodie Simon Friedman
Title: Vice President and General Counsel